Exhibit 1

Management's Assertion Concerning Compliance
with USAP Minimum Servicing Standards

March 17, 2006

As of and for the year ended December 31, 2005, Bank of America, N.A. (the "Company"), has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP").

As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amounts of $270,000,000 and $110,000,000, respectively.

/s/ Floyd S. Robinson Floyd R. Robinson Senior Vice President President Consumer Real Estate Bank of America, N.A.	/s/ H. Randall Chestnut H. Randall Chestnut Senior Vice President Bank of America, N.A.
/s/Mike Kula Mike Kula Senior Vice President Finance Executive Bank of America, N.A.	/s/ Robert Caruso Robert Caruso Senior Vice President National Servicing Executive Bank of America, N.A.
/s/ J. Mark Hanson J. Mark Hanson Senior Vice President Bank of America, N.A.